Exhibit 99.1

Full Circle Capital Provides Update

On First Quarter Fiscal 2016 Portfolio Activity

-   Fiscal First Quarter Originations Total $10.0 Million   -

-   Proceeds from Realizations Total $13.0 Million   -

GREENWICH, CT – October 15, 2015 – Full Circle Capital Corporation (NASDAQ: FULL) (“Full Circle Capital”) today updated its investment portfolio activity for the first quarter of fiscal 2016 ended September 30, 2015.

During the first quarter of fiscal 2016, Full Circle Capital completed portfolio investments totaling approximately $10.0 million, representing two new investments and one additional purchase of a note issued by an existing portfolio company. Additionally, the Company received proceeds from full and partial realizations totaling $13.0 million. Details of specific portfolio activity are provided below:

Portfolio Investments:

On July 1, 2015, the Company issued a $6.0 million mortgage note to 310E53RD, LLC, a real estate holding company. The note bears interest at one month LIBOR plus 10.00% with a LIBOR floor of 0.15% and has a final maturity of July 1, 2017.

On July 17, 2015, the Company purchased $3.0 million of a $175.0 million senior secured term loan to Liquidnet Holdings, Inc., an equities trading platform, at 96.375% of par. The term loan bears interest at LIBOR plus 6.75% with a LIBOR floor of 1.00% and has a final maturity of May 22, 2019.

On July 31, 2015, the Company purchased an additional $1.0 million of senior secured notes to Lee Enterprises, Incorporated, a daily and weekly newspaper publisher. The notes bear interest at 9.50% and have a final maturity of March 15, 2022.

Portfolio Repayments:

On July 1, 2015, the senior secured credit facility and revolving commitment with Butler Burgher Group, LLC, was fully prepaid at par plus accrued interest and prepayment fees for total proceeds of $8.6 million.

On July 15, 2015, the senior secured credit facility with Medinet Investments, LLC was fully repaid at par plus accrued interest for total proceeds of $0.1 million.

On September 3, 2015, the senior secured credit facility with GW Power, LLC and Greenwood Fuels WI, LLC was partially repaid for total proceeds of $2.2 million.

On September 10, 2015, the Company sold the full $2.0 million of the second lien term loan with GK Holdings, Inc. for total proceeds of $1.96 million plus accrued interest.

Stock Repurchase Program:

On August 26, 2015, the Board of Directors of Full Circle Capital authorized the purchase of an additional 1 million shares to provide for the purchase up to 2 million shares of the outstanding common stock as part of the share repurchase program. Under the repurchase program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time. The timing and number of shares to be repurchased in the open market will depend on a number of factors, including market conditions and alternative investment opportunities. In addition, any repurchases will be conducted in accordance with the Investment Company Act of 1940, as amended.

During the quarter ended September 30, 2015, Full Circle Capital repurchased 472,407 shares for $1.5 million at a weighted average price of $3.19 per share.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contacts:	Investor Relations Contacts:

Gregg J. Felton, President and Chief Executive Officer	Garrett Edson/Brad Cohen
John Stuart, Chairman	ICR, LLC
Full Circle Capital Corporation	(203) 682-8200
(203) 900 – 2100
info@fccapital.com